Exhibit 10.2

December 16, 2016

Re: Acceleration of Certain Compensation

Dear Phil:

This letter memorializes our recent discussions concerning tax planning in connection with the anticipated 2017 consummation of the transactions contemplated by the Agreement and Plan and Merger, by and among Samsung Electronics Co., Ltd., Samsung Electronics America, Inc., Silk Delaware, Inc. (“Silk”), and Harman International Industries, Incorporated (the “Company”), dated as of November 14, 2016 (the “Merger Agreement”). The Company has determined, subject to your agreement to the terms set forth herein, to accelerate the vesting and payment of certain compensation that otherwise is expected to become vested and payable in future years as described herein.

Accelerated Awards. Effective no later than December 30, 2016 (the “Acceleration Date”), all unvested service-vesting restricted stock unit awards (“RSUs”) granted to you by the Company shall become fully vested. As of the Acceleration Date, the Company shall deliver to you a number of Shares (as defined below) that corresponds to the number of RSUs that vest pursuant to this paragraph, less withholding for applicable taxes (which withholding shall be determined based upon the maximum individual rates in each applicable jurisdiction). You agree that any disposition by you of any of the net Shares you receive pursuant to this paragraph prior to the first to occur of (A) the Closing Date (as defined in the Merger Agreement), (B) the date upon which the applicable RSUs would otherwise have vested pursuant to the terms of the applicable award (absent the acceleration contemplated hereunder), and (C) the date of your termination of employment with the Company and its affiliates shall be subject to the Company’s policies with respect to dispositions by executive officers, including the notice and prior approval requirements. You agree to make an election under Section 83(b) of the Internal Revenue Code in the form provided by the Company in respect of the Shares delivered hereunder.

Damages. You agree that if, prior to the Closing Date (if any), your employment terminates, other than due to a Qualifying Termination (as defined below), then, within ten business days following the termination of your employment, you shall pay to the Company the RSU Amount (as defined below).

Certain Definitions. For purposes hereof, the following terms shall be defined as set forth below.

“Equity Plan” means the Company’s 2012 Stock Option and Incentive Plan.

“Qualifying Termination” means a termination of your employment (i) by the Company other than for Cause (as defined in the Severance Agreement) or (ii) due to your death or Disability (as defined in the Severance Agreement).

“RSU Amount” means a cash amount equal to the product of (i) the Fair Market Value (as defined in the Equity Plan) of a Share on the date of the termination of your employment, multiplied by (ii) the net number of Shares in respect of RSUs delivered pursuant to this letter (subject to equitable adjustment in the event of a Share Change (as defined in the Equity Plan)) that would not have vested prior to or on the date of termination of your employment if not for the accelerated vesting and settlement contemplated hereby. For purposes of the preceding sentence, Shares delivered hereunder shall be determined on an award-by-award net basis, such that the amount that would not have vested shall with respect to a particular award mean the net Shares after tax withholding delivered hereunder in respect of such tranche.

“Severance Agreement” means the Severance Agreement, dated as of October 12, 2015, between you and the Company.

“Share” has the meaning set forth in the Equity Plan.

This letter shall be governed by, and construed in accordance with, the laws of the State of Delaware without reference to its conflict of law rules.

In order to be eligible to receive the benefits contemplated by this letter, it is important that you sign this letter and return it to John Stacey as soon as practicable.

Sincerely,

By:	/s/ John Stacey
Name: John Stacey Title: Executive Vice President and Chief Human Resources Officer

Accepted and Acknowledged as of

this 16th day of December, 2016:

/s/ Phillip Eyler
Phillip Eyler

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